NEWS RELEASE

For Immediate Release
Date: November 12, 2008

FHLB Des Moines Announces Third Quarter 2008 Financial Results
and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the third quarter ended September 30, 2008. As highlighted in the financial results below, despite the current market environment, the third quarter was a record quarter for the Bank.

Balance Sheet Highlights
During the third quarter, FHLB Des Moines reached record levels in supporting our members with needed funding and liquidity. FHLB Des Moines advances balance increased from $40.4 billion on December 31, 2007 to $63.9 billion at September 30, 2008, reflecting a 58 percent increase. “Access to liquidity and funding have been crucial for our members during this period of volatile and deteriorating credit markets,” said Richard S. Swanson, president and CEO. The Bank’s advances at September 30, 2008, were secured by pledged collateral with a book value of $133.6 billion and a discounted advance-equivalent value of $95.7 billion.

Total assets increased to $87.1 billion at September 30, 2008, compared to $60.7 billion at December 31, 2007. Investments totaled $11.9 billion at September 30, 2008, compared to $9.2 billion at December 31, 2007. Total capital at September 30, 2008, was $4.1 billion, an increase of $1.0 billion compared to $3.1 billion at December 31, 2007. Retained earnings totaled $404.1 million at September 30, 2008 versus $361.3 million at December 31, 2007.

Operating Results
Net income was $45.8 million for the three months ended September 30, 2008, compared with $28.8 million for the same period in 2007, an increase of $17.0 million or 59 percent. The increase in net income was primarily due to an increase in net interest income to $79.7 million for the three months ended September 30, 2008 compared with $45.4 million for the same period in 2007.

Net income for the first nine months of 2008 totaled $125.1 million compared to $72.2 million for the same period of 2007. Net interest income for the first nine months of 2008 increased to $217.4 million from $122.8 million for the same period in 2007.

Recent events in the financial services industry that affected the Bank include the Lehman Brothers Holdings Inc., Chapter 11 bankruptcy. The Bank recorded a loss of $4.9 million for the three and nine months ended September 30, 2008, reflecting the full net amount owed by Lehman in connection with terminated derivative contracts. With regards to the conservatorship of Fannie Mae and Freddie Mac, the Bank did not hold any preferred stock issued by Fannie Mae or Freddie Mac at September 30, 2008 or December 31, 2007.

Dividend
The Board approved a dividend at an annualized rate of 3.0 percent. This is a reduction from last quarter’s dividend rate of 4.0 percent. The dividend reflects the Board of Director’s desire to further strengthen the Bank’s level of retained earnings during the current stressed economic conditions. The 3.0 percent dividend rate compares to average 3 month LIBOR of 2.91 percent for the quarter. The dividend to be paid is based on the average capital stock balance held by FHLB Des Moines members during the third quarter and will be credited to stockholders’ accounts on November 14, 2008.

Detailed financial information is available in the FHLB Des Moines’ 2008 Third Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	September 30,	December 31,	September 30,
Statements of Condition (dollars in millions)	2008	2007	2007
Advances	$63,897	$40,412	$31,759
Mortgage loans, net	10,576	10,802	10,974
Total Assets	87,069	60,736	52,879
Capital Stock – Class B Putable	3,807	2,717	2,348
Retained Earnings	404	361	355
Capital-to-Asset Ratio	4.71%	5.03%	5.09%

Operating Results and	For the quarter	For the quarter		Nine
Performance Ratios (dollars	ended September 30,	ended	Nine months ended	months ended
in millions)	2008	September 30, 2007	September 30, 2008	September 30, 2008
Net Interest Income	$79.7	$45.4	$217.4	$122.8
Net Income	45.8	28.8	125.1	72.2
Return on Average Assets	0.24%	0.24%	0.24%	0.21%
Return on Average Capital Stock	5.63%	5.56%	5.61%	4.92%
Return on Average Total Capital	5.15%	4.76%	5.08%	4.18%
Net Interest Margin	0.42%	0.38%	0.42%	0.35%
Operating Expenses to Average Assets	0.05%	0.08%	0.06%	0.08%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 2007 Annual Report on Form 10-K filed March 14, 2008 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.